EXHIBIT 99.1

FOR IMMEDIATE RELEASE

            PLANET HOLLYWOOD ANNOUNCES CLOSING OF SOME U.S. LOCATIONS
                    AS IT IMPLEMENTS ITS REORGANIZATION PLAN

                     MORE THAN TWO-THIRDS OF THE RESTAURANTS
                   REMAIN OPEN AND GENERATE POSITIVE CASH FLOW

(Orlando, FL, October 11, 1999)...Planet Hollywood International, Inc. , today announced that it has taken the first step in implementing its prenegotiated debt restructuring plan pursuant to Chapter 11 of the U.S. Bankruptcy Code. The company and certain of its subsidiaries will file the Chapter 11 petitions tomorrow in Delaware, and, in the immediate near future, will file its plan of reorganization. As part of that plan, today the company closed nine of its thirty-two U.S. locations.

On August 17, 1999, the company announced that it had entered into an agreement in principle with a subcommittee representing holders of its Senior Subordinated Notes ("Notes") and, the formation of an investor group organized by Robert Earl, the company's Chief Executive Officer, including HRH Prince Alwaleed bin Talal and Mr. Ong Beng Seng, to restructure the company's financial position. Thereafter, on August 24, 1999, the company announced that it had received confirmation that the requisite holders of more than $160 million of the Notes had accepted the restructure offer, which offer will be the basis of the company's plan of reorganization.

Robert Earl, Chairman and Chief Executive Officer noted "Today is the first step in our plan to position Planet Hollywood for a return to long-term profitability and healthy growth. In fact, two-thirds of our restaurants will remain open for business and, in the aggregate, will generate profit through this restructuring process. Our business plan calls for upgrading a number of facilities and menus."

The company noted that it had satisfactorily terminated some of the nine leases on favorable terms with landlords in advance of the filing. Additionally, the company is still negotiating with certain landlords and potential franchisees for amicable resolution of some other units. Accordingly, there may still be a couple of additional closures or franchise conversions in the next week or so.

The locations of the Planet Hollywood restaurants remaining open are:

Atlanta, Atlantic City, Baltimore, Beverly Hills, Dallas, Easton, Honolulu, Key West, Lake Tahoe, Las Vegas, Mall of America, Myrtle Beach, Nashville, New Orleans, New York, Orlando, Reno, San Antonio, San Diego, San Francisco, St. Louis, Seattle, and Washington, D.C.

The locations of the Planet Hollywood restaurants closing today are:


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Chicago, Costa Mesa, Ft. Lauderdale, Gurnee Mills, Houston, Indianapolis, Maui,
Miami and Phoenix.

For Further Information Contact:

Marcia Horowitz, Rubenstein Associates, Inc.                  (212) 843-8014
Richard Klein, Rubenstein Associates, Inc.                    (212) 843-8027

PLANET HOLLYWOOD INTERNATIONAL, INC.



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